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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                     Three              Three
                                                  Months Ended      Months Ended
                                                    3/31/97            3/31/96
                                                 -------------     -------------
Earnings (loss) before income taxes                  45.1               39.1

Add:

   Interest on indebtedness net of
     capitalized interest                             1.8                1.4
   Portion of rents representative of
     the interest factor                              1.3                1.4
                                                     ----               ----
Earnings as adjusted                                 48.2               41.9


Fixed charges:

   Interest on indebtedness                           2.0                1.6
   Portion of rents representative of
       the interest factor                            1.3                1.4
                                                     ----               ----
Fixed charges                                         3.3                3.0
                                                     ----               ----


Ratio of earnings to fixed charges                   14.6               14.0
                                                     ----               ----





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